                                                                    EXHIBIT 11.2

                            STERLING SOFTWARE, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                         YEAR ENDED SEPTEMBER 30, 1994
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                        FULLY
                                                              PRIMARY  DILUTED
                                                              -------  -------
Earnings:
 Earnings applicable to common stockholders.................. $58,143  $58,143
 Add: Interest expense on amounts outstanding for the 5 3/4%
        Convertible Subordinated Debentures (net of
        applicable income taxes).............................     133    4,224
    Interest income on investment of proceeds from assumed
     conversion of options and warrants (net of applicable
     income taxes)...........................................               70
                                                              -------  -------
                                                              $58,276  $62,437
                                                              =======  =======
Shares:
 Weighted average shares outstanding.........................  19,812   19,812
 Add common shares issued on assumed exercise of options and
  warrants...................................................   7,228    7,228
 Less common shares assumed repurchased......................  (4,117)  (4,117)
                                                              -------  -------
                                                               22,923   22,923
                                                              =======
Common shares issued on assumed conversion of 5 3/4%
 Convertible Subordinated Debentures.........................            4,056
                                                                       -------
                                                                        26,979
                                                                       =======
Earnings per common share:
 Primary..................................................... $  2.54
                                                              =======
 Fully diluted...............................................            $2.31
                                                                       =======